Exhibit 99.2

PART I: FINANCIAL INFORMATION

Item 1. Financial Statements

HomeAway, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except for share and per share information)

(unaudited)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$301,293	$292,325
Short-term investments	618,343	520,844
Accounts receivable, net of allowance for doubtful accounts of $633 and $663 as of September 30, 2015 and December 31, 2014, respectively	24,019	23,189
Income tax receivable	1,680	1,900
Prepaid expenses and other current assets	18,269	17,913
Deferred tax assets	9,384	8,774

Total current assets	972,988	864,945
Property and equipment, net	60,773	56,173
Goodwill	460,049	493,671
Intangible assets, net	58,003	70,456
Non-marketable investments	39,549	35,285
Deferred tax assets	880	1,545
Other non-current assets	6,295	8,053

Total assets	$1,598,537	$1,530,128

Liabilities, redeemable noncontrolling interests and stockholders’ equity
Current liabilities:
Accounts payable	$7,487	$8,281
Income tax payable	907	1,344
Accrued expenses	50,446	50,255
Deferred revenue	193,769	170,522

Total current liabilities	252,609	230,402
Convertible senior notes, net	329,905	316,181
Deferred revenue, less current portion	2,981	3,179
Deferred tax liabilities	24,376	26,624
Other non-current liabilities	19,817	12,192

Total liabilities	629,688	588,578

Commitments and contingencies (see Note 6)
Redeemable noncontrolling interests (see Note 8)	9,033	9,742
Stockholders’ equity:

Common stock: $0.0001 par value; 350,000,000 shares authorized; 96,162,374 and 94,515,344 shares issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	10	9
Additional paid-in capital	1,076,292	1,022,586
Accumulated other comprehensive loss	(60,608)	(28,053)
Accumulated deficit	(55,878)	(62,734)

Total stockholders’ equity	959,816	931,808

Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,598,537	$1,530,128

The accompanying notes are an integral part of these financial statements.

HomeAway, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share information)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Listing	$106,484	$96,601	$301,281	$278,459
Other	24,198	20,511	74,272	58,591

Total revenue	130,682	117,112	375,553	337,050

Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	19,361	16,926	58,472	50,291
Product development	22,058	20,212	65,235	56,952
Sales and marketing	42,963	42,234	143,850	117,251
General and administrative	23,874	22,995	72,115	69,467
Amortization expense	2,819	3,397	8,713	10,163

Total costs and expenses	111,075	105,764	348,385	304,124

Operating income	19,607	11,348	27,168	32,926
Other income (expense):
Interest expense	(4,718)	(4,373)	(13,971)	(8,842)
Interest income	927	552	2,426	1,117
Other expense, net	(338)	(1,434)	(633)	(6,452)

Total other income (expense)	(4,129)	(5,255)	(12,178)	(14,177)

Income before income taxes	15,478	6,093	14,990	18,749
Income tax expense	(5,625)	(845)	(9,757)	(5,909)

Net income	9,853	5,248	5,233	12,840
Less: Impact of noncontrolling interests, net of tax	(564)	336	(709)	(382)

Net income attributable to HomeAway, Inc.	$10,417	$4,912	$5,942	$13,222

Net income per share attributable to HomeAway Inc.:
Basic	$0.11	$0.05	$0.06	$0.14
Diluted	$0.11	$0.05	$0.06	$0.14

Weighted average number of shares outstanding:
Basic	95,716	94,106	95,162	93,507
Diluted	97,688	96,389	97,389	96,358

The accompanying notes are an integral part of these financial statements.

HomeAway, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net income	$9,853	$5,248	$5,233	$12,840
Other comprehensive income (loss):
Foreign currency translation adjustments (net of tax)	(19,823)	(14,793)	(29,024)	(6,463)
Unrealized gain (loss) on short-term investments (net of tax)	209	(491)	618	(642)
Defined benefit pension plan adjustments	96	—	(4,149)	—

Total other comprehensive loss, net of tax	(19,518)	(15,284)	(32,555)	(7,105)
Less: Comprehensive loss attributable to noncontrolling interests	(655)	(515)	(1,623)	(1,233)
Currency translation adjustments attributable to noncontrolling interests	—	12	—	29

Comprehensive income (loss) attributable to HomeAway, Inc.	$(9,010)	$(9,509)	$(25,699)	$6,997

The accompanying notes are an integral part of these financial statements.

HomeAway, Inc.

Consolidated Statement of Changes in Stockholders’ Equity

(In thousands)

(unaudited)

	Common Stock
	Number of Shares	Amount	Additional Paid- in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
Balance at December 31, 2014	94,515	$9	$1,022,586	$(28,053)	$(62,734)	$931,808
Issuance of stock under Company plans, net of shares withheld for taxes	1,647	1	9,639	—	—	9,640
Stock-based compensation	—	—	37,487	—	—	37,487
Excess tax benefits related to employee stock options	—	—	7,494	—	—	7,494
Other comprehensive loss	—	—	—	(32,555)	—	(32,555)
Net income (loss) attributable to HomeAway, Inc.	—	—	(914)	—	6,856	5,942

Balance at September 30, 2015	96,162	$10	$1,076,292	$(60,608)	$(55,878)	$959,816

The accompanying notes are an integral part of these financial statements.

HomeAway, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities
Net income	$5,233	$12,840
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,204	12,091
Amortization of intangible assets	8,713	10,163
Amortization of debt discount and transaction costs	13,764	8,720
Amortization of premiums on securities and other	8,683	4,288
Stock-based compensation	37,487	35,582
Excess tax benefit related to stock-based compensation	(8,161)	(2,583)
Deferred income taxes	(1,368)	(435)
Net unrealized foreign exchange loss (gain)	15,564	(6,057)
Realized loss (gain) on foreign currency forwards	(15,081)	12,011
Changes in operating assets and liabilities, net of assets and liabilities assumed in business combinations:
Accounts receivable	(2,172)	(2,591)
Income tax receivable	(426)	(1,590)
Prepaid expenses and other current assets	(2,519)	(4,938)
Accounts payable	1,151	6,668
Accrued expenses	1,748	(3,394)
Income tax payable	7,087	1,272
Deferred revenue	29,667	25,392
Other non-current liabilities	3,520	3,976

Net cash provided by operating activities	119,094	111,415

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	(17,847)
Change in restricted cash	122	166
Purchases of intangibles and other assets	(278)	(303)
Purchases and sales of non-marketable investments	(3,866)	(10,135)
Purchases of short-term investments	(379,387)	(473,331)
Proceeds from maturities and redemptions of marketable securities	272,022	23,048
Proceeds from sales of marketable securities	1,525	4,358
Net settlement of foreign currency forwards	15,081	(12,011)
Purchases of property and equipment	(23,792)	(20,456)

Net cash used in investing activities	(118,573)	(506,511)

Cash flows from financing activities
Proceeds from borrowings on convertible senior notes, net	—	390,978
Proceeds from issuance of warrants	—	38,278
Purchase of convertible note hedge	—	(85,853)
Other financing activities	—	(919)
Proceeds from exercise of options to purchase common stock	9,640	22,827
Excess tax benefit from stock-based compensation	8,161	2,583

Net cash provided by financing activities	17,801	367,894

Effect of exchange rate changes on cash and cash equivalents	(9,354)	(5,303)

Net increase (decrease) in cash and cash equivalents	8,968	(32,505)
Cash and cash equivalents at beginning of period	292,325	324,608

Cash and cash equivalents at end of period	$301,293	$292,103

Cash paid for interest	$503	$253
Cash paid for taxes, net of refunds	$2,091	$3,727
Supplemental disclosure of non-cash activities
Changes to accrued capital expenditures	$2,455	$—
Changes to redemption value of noncontrolling interests	$914	$851

The accompanying notes are an integral part of these financial statements.

HomeAway, Inc.

Notes to Condensed Consolidated Financial Statements (unaudited)

1. Description of Business

HomeAway, Inc. (the “Company”) operates an online vacation rental property marketplace that enables property owners and managers to market properties available for rental to vacation travelers who rely on the Company’s websites to search for and find available properties. Property owners and managers pay listing fees to provide detailed listings of their properties on the Company’s websites and reach a broad audience of travelers seeking vacation rentals. Listing fees are typically annual subscriptions or payments on a performance basis, based on bookings or inquiries made by travelers to property owners and managers. A listing includes published detailed property information, including photographs, descriptions, location, pricing, availability and contact information. The Company also sells, directly or through third parties, complementary products, including travel guarantees, insurance products and property management software and services. Travelers use the network of websites to search for vacation rentals meeting their desired criteria, including location, size and price. Travelers that find properties meeting their requirements through the Company’s marketplace are able to make reservations online or contact property owners and managers directly by phone or through form-based communication tools on the Company’s websites.

The Company is a Delaware corporation headquartered in Austin, Texas.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of HomeAway, Inc. and its wholly and majority-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP, for interim financial reporting and applicable quarterly reporting regulations of the Securities and Exchange Commission, (the “SEC”). All significant intercompany transactions and balances have been eliminated in consolidation. In the opinion of the Company’s management, the accompanying interim unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments and those items discussed in these notes, necessary for a fair statement of the Company’s financial position, as of September 30, 2015 and December 31, 2014, results of operations for the three and nine months ended September 30, 2015 and September 30, 2014, comprehensive income (loss) for the three and nine months ended September 30, 2015 and September 30, 2014, cash flows for the nine months ended September 30, 2015 and September 30, 2014, and changes in stockholders’ equity for the nine months ended September 30, 2015. Certain information and disclosures normally included in the notes to the annual financial statements prepared in accordance with GAAP have been omitted from these interim condensed consolidated financial statements pursuant to the rules and regulations of the SEC. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Operating results for this interim period are not necessarily indicative of the results that may be expected for the year ending December 31, 2015, or for any other period.

Business Segment

The Company has one operating segment consisting of various products and services related to its online marketplace of accommodation rental listings. The Company’s chief operating decision maker is the Chief Executive Officer. The chief operating decision maker allocates resources and assesses performance of the business and other activities at the single operating segment level.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. These differences could have a material effect on the Company’s future results of operations and financial position. Significant items subject to estimates and assumptions include certain revenues, traveler guarantees, the allowance for doubtful accounts, marketable and non-marketable investments, goodwill and other indefinite-lived intangible assets, definite-lived intangible assets, depreciation and amortization, stock-based compensation, deferred income taxes and noncontrolling interests.

Fair Value of Financial Instruments

Fair value is defined as the price received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

Level 1:	Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2:	Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3:	Valuations based on unobservable inputs reflecting the Company’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The Company’s financial instruments classified as Level 1 are valued using quoted prices generated by market transactions involving identical assets. Instruments classified as Level 2 are valued using non-binding market consensus prices corroborated with observable market data; quoted market prices for similar instruments in active markets; or pricing models, such as a discounted cash flow model, with significant inputs derived from or corroborated with observable market data. The Company did not hold financial instruments categorized as Level 3 in any period presented.

Short-term investments are classified as available-for-sale and reported at fair value using the specific identification method. Unrealized gains and losses are excluded from earnings and reported as a component of other comprehensive income (loss), net of tax. Additionally, the Company periodically assesses whether an other than temporary impairment loss on investments has occurred due to declines in fair value or other market conditions. Declines in fair value considered other-than-temporary are recorded as an impairment in the condensed consolidated statement of operations. The Company did not record impairments of its investments during any of the periods presented.

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued liabilities and deferred revenue approximate fair value because of the relatively short maturity of these instruments.

The following table summarizes the basis used to measure certain financial assets at fair value on a recurring basis in the Company’s condensed consolidated balance sheet at September 30, 2015 (in thousands):

	Balance as of September 30, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents
Money market funds	$151,691	$151,691	$—	$—

Total cash equivalents	151,691	151,691	—	—
Restricted cash
Time deposits	1,983	—	1,983	—

Total restricted cash	1,983	—	1,983	—
Short-term investments
U.S. government agency bonds	23,339	—	23,339	—
Time deposits	39,529	—	39,529	—
Corporate bonds	346,782	—	346,782	—
International government bonds	21,390	—	21,390	—
Municipal bonds	187,303	—	187,303	—

Total short-term investments	618,343	—	618,343	—

Total financial assets	$772,017	$151,691	$620,326	$—

The following table summarizes the basis used to measure certain financial assets at fair value on a recurring basis in the Company’s condensed consolidated balance sheet at December 31, 2014 (in thousands):

	Balance as of December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Cash equivalents
Money market funds	$183,008	$183,008	$—	$—
Municipal bonds	1,001	—	1,001	—

Total cash equivalents	184,009	183,008	1,001	—
Restricted cash				—
Time deposits	2,058	—	2,058	—

Total restricted cash	2,058	—	2,058	—
Short-term investments
Time deposits	21,726	—	21,726	—
Corporate bonds	353,212	—	353,212	—
International government bonds	1,501	—	1,501	—
Municipal bonds	140,406	—	140,406	—
Commercial paper	3,999	—	3,999	—

Total short-term investments	520,844	—	520,844	—

Total financial assets	$706,911	$183,008	$523,903	$—

Cash and Cash Equivalents

Cash and cash equivalents include investments in demand deposits, money market funds, and municipal bonds readily convertible into cash. Cash and cash equivalents are stated at cost, which approximates fair value. The Company considers all highly liquid investments purchased with an original maturity date of three months or less to be cash equivalents. Cash and cash equivalents consisted of the following (in thousands):

	September 30, 2015	December 31, 2014
Demand deposit accounts	$149,602	$108,316
Money market funds	151,691	183,008
Municipal bonds	—	1,001

Total cash and cash equivalents	$301,293	$292,325

Restricted Cash

Restricted cash of $2,200,000 and $2,492,000 at September 30, 2015 and December 31, 2014, respectively, was held in accounts owned by the Company to secure property licenses, leased office space, credit card availability and reimbursable direct debits due from the Company. Restricted cash is recorded as “Other non-current assets” on the Company’s condensed consolidated balance sheets.

Short-term Investments

Short-term investments generally consist of marketable securities with original maturities greater than ninety days as of the date of purchase. Investments in which the Company has the ability and intent, if necessary, to liquidate in order to support its current operations, including those with contractual maturities greater than one year from the date of purchase, are classified as short-term. The Company’s investment securities are classified as available-for-sale and presented at estimated fair value with any unrealized gains and losses included in other comprehensive income (loss).

Cash flows from purchases, sales and maturities of available-for-sale securities are classified as investing activities and reported gross, including any related premiums or discounts. Premiums related to purchases of available-for-sale securities were $9,240,000 and $11,239,000 during the nine months ended September 30, 2015 and 2014, respectively. Short-term investments consisted of the following (in thousands):

	September 30, 2015
	Gross Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
U.S government agency bonds	$23,375	$3	$(39)	$23,339
Time deposits	39,529	—	—	39,529
Corporate bonds	346,949	141	(308)	346,782
International government bonds	21,418	—	(28)	21,390
Municipal bonds	187,254	83	(34)	187,303

Total short-term investments	$618,525	$227	$(409)	$618,343

	December 31, 2014
	Gross Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Time deposits	$21,726	$—	$—	$21,726
Corporate bonds	353,957	7	(752)	353,212
International government bonds	1,504	—	(3)	1,501
Municipal bonds	140,455	45	(94)	140,406
Commercial paper	3,999	—	—	3,999

Total short-term investments	$521,641	$52	$(849)	$520,844

For fixed income securities with unrealized losses as of September 30, 2015, the Company does not intend to sell any of these investments; and the Company expects it will not be required to sell any of these investments before recovery of the entire amortized cost basis. The Company has evaluated these fixed income securities and determined that no credit losses exist. Accordingly, the Company has determined that the unrealized losses on fixed income securities as of September 30, 2015 were temporary in nature.

The following table summarizes the contractual underlying maturities of the Company’s short-term investments (in thousands):

	September 30, 2015
	Less than 1 Year	1 to 3 Years	Total
U.S government agency bonds	$597	$22,742	$23,339
Time deposits	25,951	13,578	39,529
Corporate bonds	203,039	143,743	346,782
International government bonds	15,192	6,198	21,390
Municipal bonds	131,167	56,136	187,303

Total short-term investments	$375,946	$242,397	$618,343

	December 31, 2014
	Less than 1 Year	1 to 3 Years	Total
Time deposits	$21,479	$247	$21,726
Corporate bonds	240,570	112,642	353,212
International government bonds	1,501	—	1,501
Municipal bonds	87,615	52,791	140,406
Commercial paper	3,999	—	3,999

Total short-term investments	$355,164	$165,680	$520,844

Non-marketable Cost Investments

During the nine months ended September 30, 2015, the Company invested $2,799,000 for a non-controlling equity interest in a privately-held vacation rental website company in Canada and $2,000,000 for a non-controlling equity interest in a privately-held vacation rental website company in Turkey. The Company also has a non-controlling equity interest in a privately-held company in China with a carrying value of $19,498,000 and a non-controlling equity investment with a carrying value of $15,000,000 in a privately-held company in the United States that operates a travel research application and website.

The Company’s investment in these privately-held companies is reported using the cost method of accounting and adjusted to fair value when an event or circumstance indicates an other-than-temporary decline in value has occurred. No event or circumstance indicating an other-than-temporary decline in value of the Company’s interest in the non-marketable cost investments has been identified during any of the periods presented.

Accounts Receivable

Accounts receivable are generated from credit card merchants who process the Company’s property listing sales, property listings sold on installments to the Company’s customers, partners who advertise the Company’s inventory on their websites and/or sell ancillary products to the Company’s customers and Internet display advertising. Accounts receivable outstanding beyond the contractual payment terms are considered past due. The Company determines its allowance for doubtful accounts by estimating losses on receivables based on known troubled accounts and historical experiences of losses incurred.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Computer equipment and purchased software are generally depreciated over three years. Furniture and fixtures are generally depreciated over five to ten years. Leasehold improvements are depreciated over the shorter of the contractual lease period or estimated useful life. Upon disposal, property and equipment and the related accumulated depreciation are removed and the resulting gain or loss is reflected in the condensed consolidated statements of operations. Ordinary maintenance and repairs are charged to expense, while expenditures that extend the physical or economic life of the assets are capitalized.

The Company capitalizes certain internally developed software and website development costs. These capitalized costs were approximately $38,759,000 and $36,038,000 at September 30, 2015 and December 31, 2014, respectively, and are included in property and equipment, net, in the condensed consolidated balance sheets. Internally developed software costs are generally depreciated over five years.

The Company recorded depreciation expense on internally developed software and website development costs as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Depreciation expense on internally developed software and website development costs	$1,677	$1,343	$4,867	$3,947

Goodwill and Intangible Assets

Goodwill arises from business combinations and is measured as the excess of the purchase consideration over the sum of the acquisition-date fair values of tangible and identifiable intangible assets acquired, less any liabilities assumed. The Company uses estimates and assumptions to value assets acquired and liabilities assumed at the acquisition date, and these estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, adjustments to the assets acquired and liabilities assumed are recorded with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the condensed consolidated statements of operations.

Goodwill and intangible assets deemed to have indefinite useful lives, such as certain trade names, are not amortized. Tests for impairment of goodwill and indefinite-lived intangible assets are performed on an annual basis or when events or circumstances indicate that the carrying amount may not be recoverable.

Circumstances that could trigger an impairment test outside of the annual test include but are not limited to: a significant adverse change in the business climate or legal factors, adverse cash flow trends, an adverse action or assessment by a regulator, unanticipated competition, loss of key personnel, decline in stock price and the results of tests for recoverability of a significant asset group. The Company has determined that no triggering event occurred during any of the periods presented.

For goodwill and indefinite-lived intangible assets, the Company completes a “Step 0” analysis, which involves evaluating qualitative factors, including macroeconomic conditions, industry and market considerations, cost factors and overall financial performance related to its goodwill and its indefinite-lived intangible assets. If the Company’s “Step 0” analysis indicates that it is more likely than not that the fair value of a reporting unit or of an indefinite-lived intangible asset is less than its carrying amount, then the Company would perform a quantitative two-step impairment test. The quantitative analysis compares the fair value of the Company’s reporting unit or indefinite-lived intangible assets to its carrying amount, and an impairment loss is recognized equivalent to the excess of the carrying amount over fair value. If, after assessing the totality of events or circumstances, the Company determines that it is more likely than not that the fair value of a reporting unit or indefinite-lived intangible asset exceeds its carrying amount, then the quantitative impairment tests are unnecessary.

The Company performs an evaluation of goodwill and indefinite-lived intangible assets for impairment annually in the fourth quarter of its fiscal year.

The determination of whether or not goodwill or indefinite-lived intangible assets have become impaired involves a significant level of judgment. Changes in the Company’s strategy and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of goodwill or indefinite-lived intangible assets.

No impairment of goodwill or indefinite-lived intangible assets was identified in any of the periods presented.

Identifiable intangible assets consist of trade names, customer relationships, developed technology, domain names and contractual non-competition agreements associated with acquired businesses. Intangible assets with finite lives are amortized over their estimated useful lives on a straight-line basis and reviewed for impairment whenever events or changes in circumstances indicate that an asset’s carrying value may not be recoverable (see Note 3). The straight-line method of amortization represents the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets.

Impairment of Long-lived Assets

The Company evaluates long-lived assets held for use, such as property and equipment, for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated future undiscounted cash flows expected from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated fair value in the period in which the determination is made. No material impairments of long-lived assets have been recorded during any of the periods presented.

Leases

The Company leases facilities in several countries around the world and certain equipment under non-cancelable lease agreements. The terms of certain lease agreements provide for rental payments on a graduated basis. Rent expense is recognized on a straight-line basis over the lease period and accrued as rent expense incurred but not paid.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an agreement exists, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured. The Company accounts for sales incentives to customers as a reduction of revenue at the time revenue is recognized from the related product sale. The Company also reports revenue net of any sales taxes collected.

The Company generates a significant portion of its revenue from customers purchasing online advertising services related to the listing of their properties for rent, primarily on a subscription basis over a fixed-term. The Company also generates revenue based on the number of traveler inquiries and reservation bookings for property listings on the Company’s websites, local and national Internet display advertisers, license of property management software and ancillary products and services.

Payments for term-based subscriptions received in advance of services rendered are recorded as deferred revenue and recognized on a straight-line basis over the listing period.

Revenue for inquiry-based contracts are determined on a fixed fee-per-inquiry basis as stated in the arrangement and recognized when the service has been performed.

The Company earns commission revenue for reservations made online through its websites, which is calculated as a percentage of the value of the reservation. This revenue is earned as the services are performed or as the customers’ refund privileges lapse and is included in listing revenue in the condensed consolidated statements of operations.

Internet display advertising revenue is generated primarily from advertisements appearing on the Company’s websites. Depending upon the terms, revenue is earned each time an impression is delivered, a user clicks on an ad, a graphic ad is displayed, or a user clicks-through the ad and takes a specified action on the destination site.

The Company sells gift cards with no expiration date to travelers and does not charge administrative fees on unused cards. There is a portion of the gift card obligation that, based on historical redemption patterns, will not be used by the Company’s customers and is not required to be remitted to relevant jurisdictions (“breakage”). At the point of sale, the Company recognizes estimated breakage as deferred revenue and amortizes it over 48 months based on historical redemption patterns. The Company also records commission revenue for each gift card sale over the same 48-month redemption period.

Through its professional software for bed and breakfasts and professional property managers, the Company also makes selected, online bookable properties available to online travel agencies and channel partners. The Company receives a percentage of the transaction value or a fee from the property manager for making this inventory available, which is recognized when earned. This revenue is included in other revenue in the condensed consolidated statements of operations.

The Company generates revenue from the sale of hosted software solutions where revenue is recognized on a straight-line basis over the contract term, generally one year. Certain implementation services are essential to the customer’s use of the Company’s hosted software solutions. Accordingly, the Company recognizes implementation revenue ratably over the estimated period of the hosting relationship, which is three years. Recognition starts once the product has been made available to the customer.

Training and consulting revenue is recognized upon delivery of the training or consulting services to the end customer.

Stock-Based Compensation

Stock-based compensation for option awards is recognized based upon the estimated grant date fair value of the awards measured using the Black–Scholes valuation model. The fair value of restricted stock awards is determined based on the number of shares granted and the fair value of the Company’s common stock on the grant date. Fair value is generally recognized as an expense on a straight-line basis, net of estimated forfeitures, over the requisite service period. When estimating forfeitures, the Company considers voluntary termination behaviors as well as trends of actual option forfeitures.

The Company uses the “with and without” approach in determining the order in which tax attributes are utilized. As a result, the Company only recognizes a tax benefit from stock-based awards in additional paid-in capital if an incremental tax benefit is realized after all other tax attributes currently available to the Company have been utilized. When tax deductions from stock-based awards are less than the cumulative book compensation expense, the tax effect of the resulting difference is charged first to additional paid-in capital to the extent of the Company’s pool of windfall tax benefits with any remainder recognized in income tax expense. The Company has determined that it has a sufficient windfall pool available and therefore no amounts have been recognized as income tax expense. In addition, the Company accounts for the indirect effects of stock-based awards on other tax attributes through the condensed consolidated statements of operations.

The gross benefits of tax deductions in excess of recognized compensation costs are reported as financing cash inflows, but only when such excess tax benefits are realized by a reduction to current taxes payable.

The following table summarizes the excess tax benefit that the Company recorded (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Excess tax benefit from stock-based compensation, net	$5,200	$1,362	$7,494	$2,583

This tax benefit has been recorded as additional paid-in capital on the Company’s condensed consolidated balance sheets.

Defined Benefit Pension Plan

During the nine months ended September 30, 2015, the Company recorded an adjustment to correct a prior period accounting error related to the Company’s defined benefit pension plan for one of its foreign subsidiaries. The adjustment increased the Company’s liabilities by approximately $4,200,000 and decreased other comprehensive income by approximately $4,000,000 and income before income taxes by approximately $200,000 as of and during the nine months ended September 30, 2015. The Company does not believe these adjustments are material to the consolidated financial statements for the three and nine months ended September 30, 2015, the expected annual results for 2015 or to the consolidated financial statements of any prior period.

Income Taxes

The Company recognizes income taxes using an asset and liability approach. This approach requires the recognition of deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. The measurement of deferred taxes is based on provisions of the enacted tax law and the effects of future changes in tax laws or rates are not anticipated. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Evaluating the need for an amount of a valuation allowance for deferred tax assets requires significant judgment and analysis of the positive and negative evidence available, including past operating results, estimates of future taxable income, reversals of existing taxable temporary differences and the feasibility of tax planning in order to determine whether all or some portion of the deferred tax assets will not be realized. Based on the available evidence and judgment, the Company has determined that it is more likely than not that certain loss carryforwards will not be realized; therefore, the Company has established a valuation allowance for such deferred tax assets to reduce the loss carryforward assets to amounts expected to be utilized.

The Company may be subject to income tax audits by the respective tax authorities in any or all of the jurisdictions in which the Company operates. The Company is currently undergoing audits in the United States as well as at its subsidiary in the United Kingdom. Significant judgment is required in determining uncertain tax positions. The Company recognizes the benefit of uncertain income tax positions only if these positions are more likely than not to be sustained. Also, the recognized income tax benefit is measured at the largest amount that is more than 50% likely of being realized. The Company adjusts these reserves in light of changing facts and circumstances, such as the closing of an audit or the refinement of an estimate. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as a component of income tax expense. The countries in which the Company may be subject to potential examination by tax authorities include Australia, Brazil, Colombia, France, Germany, Italy, the Netherlands, New Zealand, Singapore, Spain, Switzerland, Thailand, the United Kingdom and the United States.

The calculation of the Company’s tax liabilities involves the inherent uncertainty associated with the application of complex tax laws. As a multinational corporation, the Company conducts its business in many countries and is subject to taxation in many jurisdictions. The taxation of the Company’s business is subject to the application of various and sometimes conflicting tax laws and regulations as well as multinational tax conventions. The Company’s effective tax rate is highly dependent upon the geographic distribution of its worldwide earnings or losses, the tax regulations and tax rates in each geographic region, the availability of tax credits and carryforwards, and the effectiveness of its tax planning strategies. The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws themselves are subject to change as a result of changes in fiscal policy, changes in legislation, and the evolution of regulations and court rulings. Consequently, taxing authorities may impose tax assessments or judgments against the Company that could materially impact its tax liability and/or its effective income tax rate. The Company believes it has adequately provided in its financial statements for additional taxes that it estimates may be assessed by the various taxing authorities. While the Company believes that it has adequately provided for all uncertain tax positions, amounts asserted by tax authorities could be greater or less than the Company’s accrued position. These tax liabilities, including the interest and penalties, are adjusted pursuant to a settlement with tax authorities, completion of audit, refinement of estimates or expiration of various statutes of limitation.

Foreign Currency

The functional currency of the Company’s foreign subsidiaries is generally their respective local currency. The financial statements of the Company’s international operations are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities, the historical exchange rate for stockholders’ equity, and a weighted average exchange rate for each period for revenue, expenses, gains and losses. Foreign currency translation adjustments are recorded as a separate component of stockholders’ equity. Gains and losses from non-functional currency denominated transactions are recorded in other income (expense) in the Company’s condensed consolidated statements of operations.

The following table summarizes the foreign exchange loss that the Company recorded (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Foreign exchange loss	$279	$1,432	$930	$6,421

Derivative Financial Instruments

As a result of the Company’s international operations, it is exposed to various market risks that may affect its consolidated results of operations, cash flows and financial position. These market risks include, but are not limited to, fluctuations in currency exchange rates. The Company’s primary foreign currency exposures are in Euros, British Pounds, Brazilian Real, Australian Dollars, Singapore Dollars and New Zealand Dollars. As a result, the Company faces exposure to adverse movements in currency exchange rates as the financial results of its operations are translated from local currency into U.S. dollars. Additionally, foreign exchange rate fluctuations on transactions denominated in currencies other than the functional currency result in gains and losses that are reflected in other income (expense) in the Company’s condensed consolidated statements of operations.

The Company may enter into derivative instruments to hedge certain net exposures of nonfunctional currency denominated assets and liabilities, primarily related to intercompany loans, even though it does not elect to apply hedge accounting or hedge accounting does not apply. Gains and losses resulting from a change in fair value for these derivatives are reflected in the period in which the change occurs and are recognized on the condensed consolidated statement of operations in other income (expense). Cash flows from these contracts are classified within cash flows from investing activities on the condensed consolidated statements of cash flows.

The Company does not use financial instruments for trading or speculative purposes. The Company recognizes all derivative instruments on the balance sheet at fair value and its derivative instruments are generally short-term in duration. The Company is exposed to the risk that counterparties to derivative contracts may fail to meet their contractual obligations.

The following table shows the fair value and notional amounts of the Company’s outstanding or unsettled derivative instruments that are not designated as hedging instruments covering foreign currency exposures as of September 30, 2015 which settled October 2, 2015 (in thousands):

	September 30, 2015
	Significant Other Observable Inputs (Level 2)
	Gross Amount of Recognized Assets/Liabilities	Gross Amounts Offset in the Balance Sheet	Net Amount Presented in the Balance Sheet	U.S. Dollar Notional
Prepaid expense and other current assets	$1,173	$—	$1,173	$41,301
Accrued expenses	(656)	—	(656)	129,303

Total	$517	$—	$517	$170,604

In addition to the notional amounts listed above, the Company entered into new derivative contracts with notional amounts of $157,735,000 on September 30, 2015 with a closing date of January 5, 2016.

The following table shows the fair value and notional amounts of the Company’s outstanding or unsettled derivative instruments that are not designated as hedging instruments covering foreign currency exposures as of December 31, 2014 which settled January 2, 2015 (in thousands):

	December 31, 2014
	Significant Other Observable Inputs (Level 2)
	Gross Amount of Recognized Assets/Liabilities	Gross Amounts Offset in the Balance Sheet	Net Amount Presented in the Balance Sheet	U.S. Dollar Notional
Prepaid expense and other current assets	$4,506	$—	$4,506	$157,164
Accrued expenses	(67)	—	(67)	11,562

Total	$4,439	$—	$4,439	$168,726

Net Income Per Share Attributable to HomeAway, Inc.

Basic net income per share is computed by dividing net income attributable to HomeAway, Inc. by the weighted average number of common shares outstanding during the period. Diluted income per share is computed by dividing net income attributable to HomeAway, Inc. by the weighted average common shares outstanding plus potentially dilutive common shares. The dilutive effect of outstanding options, warrants and awards is reflected in diluted earnings per share by application of the treasury stock method.

Restricted stock awards provide the holder of unvested shares the right to participate in dividends declared on the Company’s common stock. Accordingly, these shares are included in the weighted average shares outstanding for the computation of basic earnings per share in periods of undistributed earnings. Restricted stock awards are excluded from the basic earnings per share in periods of undistributed losses as the holders are not contractually obligated to participate in the losses of the Company. Unvested restricted stock units do not provide the holder the right to participate in dividends declared on the Company’s common stock. Accordingly, these shares are excluded in the weighted average shares outstanding for the computation of basic earnings per share in periods of undistributed earnings or losses.

Comprehensive Income (Loss) Attributable to HomeAway, Inc.

Comprehensive income (loss) attributable to HomeAway, Inc. consists of net income (loss), foreign currency translation adjustments, unrealized gain (loss) on short-term investments, defined benefit pension plan adjustments and comprehensive loss attributable to noncontrolling interests.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers, requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. In July 2015, the FASB voted to defer the effective date to fiscal years, and interim reporting periods within those years, beginning after December 15, 2017. Early adoption is permitted. The Company has not yet selected a transition method and is currently evaluating the effect the updated standard will have on its consolidated financial statements and related disclosures.

In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, which changes the presentation of debt issuance costs in financial statements. The updated standard requires an entity to present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs will continue to be reported as interest expense. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. The Company is currently evaluating the effect the updated standard will have on its consolidated balance sheets.

In April 2015, the FASB issued ASU No. 2015-05, Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. This standard clarifies whether a customer should account for a cloud computing arrangement as an acquisition of a software license or as a service arrangement by providing characteristics that a cloud computing arrangement must have in order to be accounted for as a software license acquisition. This guidance is effective for annual periods beginning after December 15, 2015. Early adoption is permitted. Upon adoption, an entity may apply the new guidance prospectively or retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the effect that the updated standard will have on its consolidated financial statements and related disclosures.

In September 2015, the FASB issued ASU No. 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, which requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined, including the effects on current-period income that would have been recognized in previous periods if the adjustments were recognized as of the acquisition date. The new standard is effective for fiscal years, and interim period within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. The Company is currently evaluating the effect that the update standard will have on its consolidated financial statements and related disclosures.

3. Goodwill and Other Intangible Assets

Goodwill

Changes in the Company’s goodwill balance are summarized in the table below (in thousands):

Balance at December 31, 2013	$507,611
Acquired in business combinations	11,647
Foreign currency translation adjustment	(26,098)
Post-acquisition goodwill adjustment for Stayz	511

Balance at December 31, 2014	493,671
Foreign currency translation adjustment	(33,622)

Balance at September 30, 2015	$460,049

The goodwill arising from the December 2013 acquisition of Stayz was increased by $511,000 to $178,288,000 in the year ended December 31, 2014 due to certain income taxes and changes in fair value estimates derived from additional information gained during the measurement period. Goodwill adjustments were not significant to the Company’s previously reported operating results or financial position. Therefore, the Company elected not to retrospectively adjust the acquisition date accounting and instead recorded the adjustment in the year ended December 31, 2014.

Intangible Assets

The Company’s intangible assets, excluding goodwill, primarily consist of assets acquired in business combinations and are recorded at estimated fair value on the date of acquisition. The Company’s finite-lived intangible assets are summarized in the table below (in thousands):

		September 30, 2015			December 31, 2014
	Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trade names and trademarks	10	$28,525	$(9,572)	$18,953	$30,316	$(8,396)	$21,920
Developed technology	2-8	20,290	(14,748)	5,542	21,293	(13,231)	8,062
Customer relationships	6-14	53,436	(27,650)	25,786	57,656	(25,512)	32,144
Noncompete agreements and domain names	2-5	1,949	(1,256)	693	2,224	(923)	1,301

Total		$104,200	$(53,226)	$50,974	$111,489	$(48,062)	$63,427

Amortization of noncompete agreements is recorded over the term of the agreements.

The following table summarizes amortization expense (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Amortization expense	$2,819	$3,397	$8,713	$10,163

The Company has the following indefinite-lived intangible assets recorded in its consolidated balance sheet (in thousands):

	September 30,	December 31,
	2015	2014
Trade names	$7,029	$7,029

4. Accrued Expenses

The Company’s accrued expenses are comprised of the following (in thousands):

	September 30,	December 31,
	2015	2014
Compensation and related benefits	$19,591	$21,413
Taxes	6,810	4,954
Marketing	5,131	4,115
Gift cards	4,103	5,654
Contracting, consulting and professional fees	3,111	3,254
Traveler guarantee	1,246	1,790
Foreign exchange-forward contracts	683	99
Other	9,771	8,976

Total	$50,446	$50,255

5. Convertible Senior Notes

Convertible Senior Notes

		Equity		Carrying Value of Convertible
		Component		Senior Notes as of
		Recorded		September 30,	December 31,
(In thousands)	Par Value	at Issuance		2015	2014
0.125% Convertible Senior Notes due April 1, 2019	$402,500	$90,887	(1)	$329,905	$316,181

(1)	This amount represents the equity component recorded at the initial issuance of the 0.125% convertible senior notes.

In March 2014, the Company issued at par value $402.5 million of 0.125% convertible senior notes (the “Notes”) due April 1, 2019, unless earlier purchased by the Company or converted. Interest is payable semi-annually, in arrears on April 1 and October 1 of each year, commencing October 1, 2014.

The Notes are governed by an indenture between the Company, as issuer, and U.S. Bank National Association, as trustee. The Notes are unsecured and do not contain any financial covenants or any restrictions on the payment of dividends, the incurrence of senior debt or other indebtedness or the issuance or repurchase of securities by the Company.

If converted, holders will receive cash and/or shares of the Company’s common stock, at the Company’s election. The Company’s intent is to settle the principal amount of the Notes in cash upon conversion. As a result, upon conversion of the Notes, only the amounts payable in excess of the principal amount of the Notes are considered in diluted earnings per share under the treasury stock method.

	Conversion Rate per $1,000 Par Value	Initial Conversion Price per Share	Free Convertibility Date
0.125% Convertible Senior Notes	19.1703	$52.16	October 1, 2018

Throughout the term of the Notes, the conversion rate may be adjusted upon the occurrence of certain events as described in the indenture governing the Notes. Holders of the Notes will not receive any cash payment representing accrued and unpaid interest upon conversion of a Note. Accrued but unpaid interest will be deemed to be paid in full upon conversion rather than cancelled, extinguished or forfeited. Holders may convert their Notes under the following circumstances:

•	during any calendar quarter commencing after June 30, 2014, if, for at least 20 trading days during the 30 consecutive trading day period ending on the last trading day of the immediately preceding calendar quarter, the last reported sales price of the Company’s common stock for such trading day is greater than or equal to 130% of the applicable conversion price for the Notes on each applicable trading day;

•	during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of the Notes is less than 98% of the product of the sale price of the Company’s common stock and the conversion rate;

•	upon the occurrence of specified corporate transactions described under the indenture governing the Notes, such as a consolidation, merger or binding share exchange; or

•	at any time on or after October 1, 2018.

As of September 30, 2015, the Notes are not convertible.

Holders of the Notes have the right to require the Company to purchase with cash all or a portion of the Notes upon the occurrence of a fundamental change, such as a change of control, at a purchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest. Following certain corporate transactions that constitute a fundamental change, the Company will increase the conversion rate for a holder who elects to convert the Notes in connection with such make-whole fundamental change.

In accounting for the issuance of the Notes, the Company separated the Notes into liability and equity components. The carrying amount of the liability component was calculated by measuring the fair value of a similar liability that does not have an associated conversion feature. The carrying amount of the equity component representing the conversion option was determined by deducting the fair value of the liability component from the par value of the Notes as a whole. The excess of the principal amount of the liability component over its carrying amount (“debt discount”) is amortized to interest expense over the term of the Notes. The equity component is not remeasured as long as it continues to meet the conditions for equity classification.

In accounting for the transaction costs related to the Note issuance, the Company allocated the total amount incurred to the liability and equity components based on their relative values. Transaction costs attributable to the liability component are being amortized to expense over the term of the Notes, and transaction costs attributable to the equity component were netted with the equity component in stockholders’ equity. Additionally, the Company recorded a deferred tax liability of $0.8 million in connection with the Notes.

The Notes consist of the following (in thousands):

	September 30,	December 31,
	2015	2014
Liability component:
Principal:
0.125% Convertible Senior Notes	$402,500	$402,500
Less: debt discount, net
0.125% Convertible Senior Notes	(72,595)	(86,319)

Net carrying amount	$329,905	$316,181

The Notes are included in the consolidated balance sheets within convertible senior notes, net, which is classified as a non-current liability. The debt discount is amortized over the life of the Notes using the effective interest rate method.

The total estimated fair value of the Company’s Notes at September 30, 2015 was $293.3 million. The fair value of the Notes was determined based on inputs that are observable in the market (Level 2).

Based on the closing price of the Company’s common stock of $26.54 on September 30, 2015, the if-converted value of the Notes was less than their principal amount.

Note Hedges

To minimize the impact of potential economic dilution upon conversion of the Notes, the Company entered into convertible note hedge transactions with respect to its common stock (the “Note Hedges”).

	Date	Purchase (in thousands)	Shares underlying Note Hedges
Note Hedges	March 2014	$85,853	7,716,049

The Note Hedges cover shares of the Company’s common stock at a strike price that corresponds to the initial conversion price of the respective Notes, also subject to adjustment, and are exercisable upon conversion of the Notes. The Note Hedges will expire upon the maturity of the Notes. The Note Hedges are intended to reduce the potential economic dilution upon conversion of the Notes in the event that the market value per share of the Company’s common stock, as measured under the Notes, at the time of exercise is greater than the conversion price of the Notes. The Note Hedges are separate transactions and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Note Hedges.

Warrants

	Date	Proceeds (in thousands)	Shares	Strike Price
Warrants	March 2014	$38,278	7,716,049	$81.14

Separately, in March 2014, the Company also entered into warrant transactions (the “Warrants”), whereby the Company sold warrants to acquire, subject to anti-dilution adjustments, shares of the Company’s common stock at $81.14 per share. The Warrants have a term of five years from the date of issuance. If the average market value per share of the Company’s common stock for the reporting period, as measured under the Warrants, exceeds the strike price of the Warrants, the Warrants would have a dilutive effect on the Company’s earnings per share if the Company reports net income for the reporting period. The Warrants were anti-dilutive for the period ended September 30, 2015. The Warrants are separate transactions, entered into by the Company and are not part of the terms of the Notes or Note Hedges. Holders of the Notes will not have any rights with respect to the Warrants.

Interest Expense

The following table sets forth total interest expense recognized related to the Notes (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
0.125% coupon	$126	$126	$378	$252
Amortization of debt issuance costs	14	13	40	26
Amortization of debt discount	4,641	4,378	13,724	8,694

Total	$4,781	$4,517	$14,142	$8,972

6. Commitments and Contingencies

Leases

The Company leases its facilities and certain office equipment under noncancellable operating leases.

The following table summarizes total rental expense (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Rental expense	$1,733	$1,911	$5,754	$5,134

Guarantees

The Company offers two guarantee products to travelers: Basic Rental Guarantee and Carefree Rental Guarantee. The Basic Rental Guarantee is offered to travelers that book a vacation rental property listed on any one of the Company’s websites to protect their vacation rental payments up to $1,000 against Internet fraud. Travelers can also purchase additional protection to cover their vacation rental payments up to $10,000 against Internet fraud, misrepresentation, wrongful denial of entry, wrongful deposit loss or losses from phishing claims by the purchase of the Carefree Rental Guarantee. The Company does not maintain insurance from any third party for claims under these guarantees, and any amounts payable for claims made under these guarantees are payable by the Company. Amounts recorded for estimated future claims under the guarantees are based on historical experience and expectations for future claims. Claim costs related to the Basic Rental Guarantee are recognized in general and administrative expenses in the consolidated statements of operations while claim costs related to the Carefree Rental Guarantee are recognized in cost of revenue.

Expected future claims for traveler guarantees, which are presented as a current liability in the Company’s condensed consolidated balance sheets, and changes for the guarantees, are as follows (in thousands):

Traveler guarantee liability at December 31, 2013	$956
Costs accrued for new and expected future claims	3,576
Guarantee obligations honored	(2,742)

Traveler guarantee liability at December 31, 2014	$1,790
Costs accrued for new and expected future claims	1,216
Guarantee obligations honored	(1,760)

Traveler guarantee liability at September 30, 2015	$1,246

The Company maintains a guarantee of £5,000,000 (approximately $7,595,000 as of September 30, 2015) to a bank in the United Kingdom for extending credit to the Company in connection with the wholly owned United Kingdom subsidiary’s business of collecting its subscription revenue in advance via credit card payments.

Legal

From time to time, the Company is involved in litigation relating to claims arising in the ordinary course of business. The Company assesses its potential liability by analyzing specific litigation and regulatory matters using available information. Views on estimated losses are developed by management in consultation with inside and outside counsel, which involves a subjective analysis of potential results and outcomes, assuming various combinations of appropriate litigation and settlement strategies. After taking all of the above factors into account, the Company determines whether an estimated loss from a contingency related to litigation should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. The Company further determines whether an estimated loss from a contingency related to litigation should be disclosed by assessing whether a material loss is deemed reasonably possible. Such disclosures will include an estimate of the additional loss or range of loss or will state that such an estimate cannot be made.

Management believes that there are no claims or actions pending or threatened against the Company, the ultimate disposition of which would have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

7. Stock-Based Compensation

During the three and nine months ended September 30, 2015, the Company issued an aggregate of 502,383 and 1,686,767 restricted stock units, respectively, under its 2011 Equity Incentive Plan (the “2011 Plan”), for an aggregate fair value of $14,261,000 and $49,261,000, respectively. Additionally, during the three and nine months ended September 30, 2015, the Company issued an aggregate of 83,644 and 947,986 options, respectively, to purchase common stock under the 2011 Plan for an aggregate fair value of $958,000 and $9,995,000, respectively.

The following table summarizes the total stock-based compensation expense (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Cost of revenue	$881	$847	$2,615	$2,415
Product development	3,931	3,485	10,769	9,589
Sales and marketing	3,152	2,763	9,003	7,868
General and administrative	4,654	5,576	15,100	15,710

Total	$12,618	$12,671	$37,487	$35,582

8. Redeemable Noncontrolling Interests

During the year ended December 31, 2013, the Company acquired 68.5% of the outstanding stock of Travelmob Pte. Ltd. (“travelmob”) and 55% of the outstanding stock of Bookabach Limited. During the year ended December 31, 2014, the Company acquired an additional 20% of the outstanding equity of Bookabach Limited, increasing its ownership to 75%. The redeemable noncontrolling interests are reported on the condensed consolidated balance sheets as redeemable noncontrolling interests.

The Company recognizes changes to the redemption value of noncontrolling interests as they occur by adjusting the carrying value to estimated redemption value at the end of each reporting period.

Changes in the Company’s redeemable noncontrolling interests are summarized in the table below (in thousands):

Balance at December 31, 2013	$10,584
Net loss attributable to noncontrolling interests	(1,839)
Changes to redemption value of noncontrolling interests	2,421
Repurchase of redeemable noncontrolling interests	(1,461)
Currency translation adjustments	37

Balance at December 31, 2014	$9,742
Net loss attributable to noncontrolling interests	(1,623)
Changes to redemption value of noncontrolling interests	914

Balance at September 30, 2015	$9,033

In October 2015, the Company acquired the remaining outstanding equity interest of travelmob (see Note 12).

9. Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss consists of the following (in thousands):

	September 30,	December 31,
	2015	2014
Foreign currency translation adjustments	$(56,276)	$(27,252)
Unrealized losses on short-term investments	(183)	(801)
Defined benefit pension plan adjustments	(4,149)	—

Total	$(60,608)	$(28,053)

10. Income Taxes

The following table summarizes the total income tax expense that the Company recorded, and the related effective tax rate, for the three and nine months ended September 30, 2015 and 2014 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Income tax expense	$5,625	$845	$9,757	$5,909
Effective tax rate	36.3%	13.9%	65.1%	31.5%

At September 30, 2015, the Company’s effective tax rate estimate for the year ending December 31, 2015 differed from the statutory rate primarily due to losses in certain foreign jurisdictions for which a benefit cannot be recorded at this time, non-deductible stock compensation charges and state taxes, which is offset by the effect of different statutory tax rates in foreign jurisdictions and certain items recorded discretely in the nine months ended September 30, 2015. Those discrete items include a tax benefit due to disqualifying dispositions of incentive stock options, a tax benefit due to an income tax reserve release, a tax benefit for adjustments to the recognized value of the Company’s federal and Texas research and experimentation tax credit carryforwards and a tax benefit of $0.4 million related to a correction of an immaterial prior period transfer pricing error, offset by tax expense related to the amortization of tax charges on the intercompany sale of assets that were deferred in prior periods. The effective tax rate for the three months ended September 30, 2015 is lower than the effective tax rate estimated for the full year ending December 31, 2015 due to higher income before income taxes in the three months as well as the mix of earnings between income and loss jurisdictions.

On July 27, 2015, in Altera Corp. v. Commissioner, the U.S. Tax Court issued a taxpayer-favorable opinion related to the treatment of stock-based compensation expense in an intercompany cost-sharing arrangement. A final decision has yet to be issued by the Tax Court due to other outstanding issues related to the case, and the decision is subject to appeal by the Internal Revenue Service. At this time, the U.S. Department of the Treasury has not withdrawn the requirement to include stock-based compensation from its regulations. The Company has reviewed this case and its impact and has concluded that no adjustment to the consolidated financial statements is appropriate at this time. The Company will continue to monitor ongoing developments and potential impacts to the condensed consolidated financial statements.

At September 30, 2014, the Company’s effective tax rate estimate differed from the statutory rate primarily due to non-deductible stock compensation charges and state taxes, which was partially offset by the effect of different statutory tax rates in foreign jurisdictions and certain items recorded discretely in the nine months ended September 30, 2014. Those discrete items include a tax benefit due to disqualifying dispositions of incentive stock options, a tax benefit for a state tax apportionment change related to a prior period, a tax benefit for adjustments to the recognized value of our federal and Texas research and experimentation tax credit carryforwards, and a tax benefit resulting from the filing of certain 2013 tax returns, offset by tax expense related to the amortization of tax charges on the intercompany sale of assets that were deferred in prior periods. In addition, the merger of our wholly owned subsidiaries in Spain in the three months ended September 30, 2014 resulted in tax basis intangibles which will be deductible in future periods, with a tax benefit of $2.5 million recorded discretely.

11. Net Income Per Share Attributable to HomeAway, Inc.

The following table sets forth the computation of basic and diluted net income per share of common stock (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Numerator
Net income attributable to HomeAway, Inc.	$10,417	$4,912	$5,942	$13,222

Denominator
Weighted average common shares outstanding - basic	95,716	94,106	95,162	93,507
Dilutive effect of stock options, warrants and restricted stock units	1,972	2,283	2,227	2,851

Weighted average common shares outstanding - diluted	97,688	96,389	97,389	96,358

Net income per share attributable to HomeAway, Inc.:
Basic	$0.11	$0.05	$0.06	$0.14
Diluted	$0.11	$0.05	$0.06	$0.14

The following common equivalent shares were excluded from the calculation of diluted net loss per share attributable to HomeAway, Inc. as their inclusion would have been anti-dilutive (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Stock options	3,295	2,604	3,089	2,038
Restricted stock units	547	62	21	49
Warrants	7,716	7,716	7,716	7,716

Total common equivalent shares excluded	11,558	10,382	10,826	9,803

12. Subsequent Events

(i)	On October 1, 2015, the Company acquired Dwellable, Inc., a United States company that is the creator of an online vacation rental search engine and mobile application that provides unique, interactive ways for travelers to find and book vacation rentals, for cash consideration of $18.0 million.

(ii)	In the fourth quarter of 2013, the Company acquired a controlling interest in travelmob. Under the terms of the acquisition agreement, the Company had a call option to purchase the remaining non-controlling interest of travelmob for the period defined in the agreement beginning on December 31, 2016. In the event the Company did not exercise its call option to purchase the remaining shares of travelmob by such deadline, the remaining travelmob stockholders had a put option to require the Company to repurchase their remaining interest for the period defined in the agreement beginning on February 1, 2017. The call and put were accounted for as embedded features of the non-controlling interest.

In October 2015, the Company and the non-controlling interest holders agreed to terminate the call and put options and the Company acquired the remaining outstanding equity interest of travelmob. In connection with the mutual termination of the options, in the fourth quarter of 2015, the Company will recognize an operating expense charge of approximately $3.9 million representing the amount paid for the acquisition of the non-controlling interest in excess of the fair value of the non-controlling interest prior to the termination of the options.

(iii)	On November 4, 2015, the Company, Expedia, Inc., a Delaware corporation (“Expedia”), and HMS 1, Inc., a Delaware corporation and a direct wholly owned subsidiary of Expedia (“Purchaser”)entered into an Agreement and Plan of Reorganization (the “Merger Agreement”).

Pursuant to the Merger Agreement, Purchaser commenced a tender offer to acquire all of the outstanding shares of Company common stock for an equity value of approximately $3.9 billion in cash and Expedia common stock, representing a per share price for HomeAway shares of $38.31, based on Expedia’s closing price on November 3, 2015. Under the terms of the transaction, Expedia will offer to acquire each outstanding share of common stock of HomeAway in exchange for $10.15 in cash and 0.2065 of a share of Expedia common stock. Under the terms of the transaction, Expedia will acquire each outstanding share of common stock of HomeAway through a tender offer, followed by a second-step merger.

The Board of Directors of the Company unanimously approved the Merger Agreement and the consummation of the transactions contemplated thereby, including the tender offer and the Mergers. Consummation of the transactions is subject to the satisfaction or, if permissible, waiver of customary closing conditions, including there having been validly tendered and not validly withdrawn prior to the expiration of the tender offer a majority of all then outstanding shares of Company common stock, the absence of certain legal impediments and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The Merger Agreement contains certain termination rights, including the right of the Company to terminate the Merger Agreement to accept a superior proposal (subject to compliance with certain notice and other requirements). The Merger Agreement provides that, in connection with termination of the Merger Agreement by the Company or Expedia upon specified conditions, the Company will be required to pay to Expedia a termination fee of $138 million. In addition, subject to certain exceptions and limitations, the Company or Expedia may terminate the Merger Agreement if the Merger is not consummated by May 4, 2016 (or as such date may be extended pursuant to the terms of the Merger Agreement).

13. Guarantor and Non-Guarantor Supplemental Financial Information

On November 4, 2015, HomeAway, Inc. (“HomeAway” or the “Company”), Expedia, Inc., a Delaware corporation (“Expedia”), and HMS 1 Inc., a Delaware corporation and a direct 100 percent owned subsidiary of Expedia (“Purchaser”), entered into an Agreement and Plan of Reorganization (the “Merger Agreement”).

Pursuant to the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, Purchaser commenced an exchange offer (the “Offer”) to purchase any and all of the outstanding shares of HomeAway common stock. The exchange offer is scheduled to expire at 12:00 midnight, Eastern Standard Time, at the end of December 14, 2015.

As soon as practicable following the consummation of the Offer, on the terms and subject to the conditions set forth in the Merger Agreement, (i) Purchaser will be merged with and into HomeAway (the “First Merger”), with HomeAway surviving the First Merger and (ii) immediately following the First Merger, HomeAway will be merged with and into Expedia (the “Second Merger” and together with the First Merger, the “Mergers”), with Expedia surviving the Second Merger.

On December 1, 2015, Expedia entered into an agreement for the private placement of $750 million of 5.000% senior unsecured notes due 2026 (the “Notes”). The private placement of the Notes was completed on December 8, 2015. The Notes were issued pursuant to an indenture dated as of December 8, 2015 (the “Indenture”) between Expedia, the subsidiary guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee of the Notes (the “Trustee”).

Pursuant to the Indenture, the Notes are required to be guaranteed by certain of Expedia’s domestic subsidiaries and certain future domestic subsidiaries of Expedia. At the effective time of the First Merger, HomeAway’s 100 percent owned domestic subsidiaries (other than Dwellable, Inc.) will enter into a supplement to the Indenture (the “Supplemental Indenture”) whereby HomeAway’s 100 percent owned domestic subsidiaries (other than Dwellable, Inc.) will become guarantors of the Notes. At the effective time of the Second Merger, HomeAway’s 100 percent owned domestic subsidiaries (other than Dwellable, Inc.) will remain guarantors of the Notes. HomeAway will have merged with and into Expedia, which is an obligor under the Notes. Under the Indenture, the guarantees are full, unconditional and joint and several with the exception of certain customary automatic subsidiary release conditions.

Pursuant to a registration rights agreement dated as of December 8, 2015 (the “Registration Rights Agreement”) among Expedia, Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several initial purchasers of the Notes, Expedia agreed to use commercially reasonable best efforts to (i) file an exchange offer registration statement with respect to an offer to exchange the Notes and the guarantees thereof for substantially identical Notes and guarantees that are registered under the Securities Act (the “Exchange Offer”); (ii) cause the Exchange Offer registration statement to become effective; and (iii) consummate the Exchange Offer or, if required in lieu thereof, file a shelf registration statement and have it declared effective, in each case, within 365 days of issuance of the Notes. If Expedia fails to satisfy certain of its obligations under the Registration Rights Agreement (a “Registration Default”), it will be required to pay additional interest of 0.25% per annum to the holders of the Notes until such Registration Default is cured.

In contemplation of the closing of the Mergers and the ultimate registration of the Notes, the Company has prepared the condensed consolidated financial information shown below to reflect the effectiveness of the Mergers and HomeAway’s 100 percent owned domestic subsidiaries (other than Dwellable, Inc.) as guarantors of the Notes (and HomeAway as an obligor of the Notes as a result of its merger with and into Expedia).

Condensed Consolidating Balance Sheet

September 30, 2015

(In thousands)

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$160,444	$16,647	$124,202	$—	$301,293
Short-term investments	618,343	—	—	—	618,343
Accounts receivable, net	—	14,976	9,043	—	24,019
Income tax receivable	796	—	884	—	1,680
Prepaid expenses and other current assets	4,525	10,532	3,212	—	18,269
Deferred tax assets	7,660	123	1,601	—	9,384
Intercompany receivable	790	13,700	2,482	(16,972)	—

Total current assets	792,558	55,978	141,424	(16,972)	972,988
Investment in subsidiaries	360,176	—	—	(360,176)	—
Property and equipment, net	11,259	43,695	5,819	—	60,773
Goodwill	—	210,300	249,749	—	460,049
Intangible assets, net	1,628	29,234	27,141	—	58,003
Non-marketable investments	37,506	—	2,043	—	39,549
Deferred tax assets	—	—	880	—	880
Other non-current assets	188	318	5,789	—	6,295
Intercompany loans receivable	109,620	18,336	—	(127,956)	—

Total assets	$1,312,935	$357,861	$432,845	$(505,104)	$1,598,537

Liabilities, redeemable noncontrolling interests and stockholders’ equity
Current liabilities:
Accounts payable	$—	$4,280	$3,207	$—	$7,487
Income tax payable	307	(307)	907	—	907
Accrued expenses	183	28,800	21,463	—	50,446
Deferred revenue	—	125,982	67,787	—	193,769
Intercompany payable	231	3,051	13,690	(16,972)	—

Total current liabilities	721	161,806	107,054	(16,972)	252,609
Convertible senior notes, net	329,905	—	—	—	329,905
Deferred revenue, less current portion	—	2,943	38	—	2,981
Deferred tax liabilities	20,167	1,775	2,434	—	24,376
Other non-current liabilities	2,326	8,918	8,573	—	19,817
Intercompany loans payable	—	—	127,956	(127,956)	—

Total liabilities	353,119	175,442	246,055	(144,928)	629,688
Redeemable noncontrolling interests	—	—	9,033	—	9,033
Total stockholders’ equity	959,816	182,419	177,757	(360,176)	959,816

Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,312,935	$357,861	$432,845	$(505,104)	$1,598,537

Condensed Consolidating Statement of Operations

Three months ended September 30, 2015

(In thousands)

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue:
Listing	$—	$64,319	$43,962	$(1,797)	$106,484
Other	—	22,688	2,217	(707)	24,198

Total revenue	—	87,007	46,179	(2,504)	130,682
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	40	16,671	5,154	(2,504)	19,361
Product development	17	19,307	2,734	—	22,058
Sales and marketing	110	20,028	22,825	—	42,963
General and administrative	1,126	17,451	5,297	—	23,874
Amortization expense	63	1,327	1,429	—	2,819
Intercompany (income) expense, net	—	(3,541)	3,541	—	—

Operating income (loss)	(1,356)	15,764	5,199	—	19,607
Other income (expense):
Equity in earnings of consolidated subsidiaries	14,092	—	—	(14,092)	—
Interest expense	(4,718)	—	(288)	288	(4,718)
Interest income	999	86	130	(288)	927
Other expense, net	151	(185)	(304)	—	(338)

Total other income (expense), net	10,524	(99)	(462)	(14,092)	(4,129)

Income before income taxes	9,168	15,665	4,737	(14,092)	15,478
Income tax (expense) benefit	1,249	(5,962)	(912)	—	(5,625)

Net income	10,417	9,703	3,825	(14,092)	9,853
Less: Impact of noncontrolling interests, net of tax	—	—	(564)	—	(564)

Net income attributable to HomeAway, Inc.	$10,417	$9,703	$4,389	$(14,092)	$10,417

Comprehensive income (loss) attributable to HomeAway, Inc.	$10,693	$9,703	$(15,314)	$(14,092)	$(9,010)

Condensed Consolidating Statement of Operations

Three months ended September 30, 2014

(In thousands)

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue:
Listing	$—	$51,232	$46,792	$(1,423)	$96,601
Other	—	19,687	1,884	(1,060)	20,511

Total revenue	—	70,919	48,676	(2,483)	117,112
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	37	13,993	5,379	(2,483)	16,926
Product development	23	17,024	3,165	—	20,212
Sales and marketing	98	18,218	23,918	—	42,234
General and administrative	744	16,383	5,868	—	22,995
Amortization expense	63	1,370	1,964	—	3,397
Intercompany (income) expense, net	—	(6,311)	6,311	—	—

Operating income	(965)	10,242	2,071	—	11,348
Other income (expense):
Equity in earnings of consolidated subsidiaries	7,163	—	—	(7,163)	—
Interest expense	(4,373)	—	(266)	266	(4,373)
Interest income	585	87	146	(266)	552
Other expense, net	(2)	(92)	(1,340)	—	(1,434)

Total other income (expense), net	3,373	(5)	(1,460)	(7,163)	(5,255)

Income before income taxes	2,408	10,237	611	(7,163)	6,093
Income tax (expense) benefit	2,504	(4,196)	847	—	(845)

Net income	4,912	6,041	1,458	(7,163)	5,248
Less: Impact of noncontrolling interests, net of tax	—	—	336	—	336

Net income attributable to HomeAway, Inc.	$4,912	$6,041	$1,122	$(7,163)	$4,912

Comprehensive income loss attributable to HomeAway, Inc.	$4,421	$6,041	$(12,808)	$(7,163)	$(9,509)

Condensed Consolidating Statement of Operations

Nine months ended September 30, 2015

(In thousands)

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue:
Listing	$—	$177,996	$128,445	$(5,160)	$301,281
Other	—	70,278	6,356	(2,362)	74,272

Total revenue	—	248,274	134,801	(7,522)	375,553
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	120	50,039	15,835	(7,522)	58,472
Product development	87	56,508	8,640	—	65,235
Sales and marketing	485	67,498	75,867	—	143,850
General and administrative	3,210	52,476	16,429	—	72,115
Amortization expense	188	3,980	4,545	—	8,713
Intercompany (income) expense, net	—	(14,905)	14,905	—	—

Operating income (loss)	(4,090)	32,678	(1,420)	—	27,168
Other income (expense):
Equity in earnings of consolidated subsidiaries	14,994	—	—	(14,994)	—
Interest expense	(13,971)	—	(802)	802	(13,971)
Interest income	2,567	244	417	(802)	2,426
Other expense, net	785	(182)	(1,236)	—	(633)

Total other income (expense), net	4,375	62	(1,621)	(14,994)	(12,178)

Income before income taxes	285	32,740	(3,041)	(14,994)	14,990
Income tax (expense) benefit	5,657	(12,808)	(2,606)	—	(9,757)

Net income (loss)	5,942	19,932	(5,647)	(14,994)	5,233
Less: Impact of noncontrolling interests, net of tax	—	—	(709)	—	(709)

Net income attributable to HomeAway, Inc.	$5,942	$19,932	$(4,938)	$(14,994)	$5,942

Comprehensive income (loss) attributable to HomeAway, Inc.	$6,593	$19,932	$(37,230)	$(14,994)	$(25,699)

Condensed Consolidating Statement of Operations

Nine months ended September 30, 2014

(In thousands)

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue:
Listing	$—	$143,882	$138,365	$(3,788)	$278,459
Other	—	56,098	5,466	(2,973)	58,591

Total revenue	—	199,980	143,831	(6,761)	337,050
Costs and expenses:
Cost of revenue (exclusive of amortization shown separately below)	191	40,560	16,301	(6,761)	50,291
Product development	348	48,060	8,544	—	56,952
Sales and marketing	1,237	50,430	65,584	—	117,251
General and administrative	2,300	50,645	16,522	—	69,467
Amortization expense	188	4,038	5,937	—	10,163
Intercompany (income) expense, net	—	(18,064)	18,064	—	—

Operating income (loss)	(4,264)	24,311	12,879	—	32,926
Other income (expense):
Equity in earnings of consolidated subsidiaries	17,831	—	—	(17,831)	—
Interest expense	(8,800)	—	(804)	762	(8,842)
Interest income	1,342	143	394	(762)	1,117
Other expense, net	(46)	(145)	(6,261)	—	(6,452)

Total other income (expense), net	10,327	(2)	(6,671)	(17,831)	(14,177)

Income before income taxes	6,063	24,309	6,208	(17,831)	18,749
Income tax (expense) benefit	7,159	(10,833)	(2,235)	—	(5,909)

Net income	13,222	13,476	3,973	(17,831)	12,840
Less: Impact of noncontrolling interests, net of tax	—	—	(382)	—	(382)

Net income attributable to HomeAway, Inc.	$13,222	$13,476	$4,355	$(17,831)	$13,222

Comprehensive income (loss) attributable to HomeAway, Inc.	$12,580	$13,476	$(1,228)	$(17,831)	$6,997

Condensed Consolidating Statement of Cash Flows

Nine months ended September 30, 2015

(In thousands)

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Total
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(8,137)	$92,525	$34,706	$119,094

Cash flows from investing activities
Change in restricted cash	—	—	122	122
Purchases of intangibles and other assets	—	(278)	—	(278)
Purchases and sales of non-marketable investments	(1,866)	—	(2,000)	(3,866)
Purchases of short-term investments	(379,387)	—	—	(379,387)
Proceeds from maturities and redemptions of marketable securities	272,022	—	—	272,022
Proceeds from sales of marketable securities	1,525	—	—	1,525
Net settlement of foreign currency forwards	11,459	—	3,622	15,081
Purchases of property and equipment	(5,188)	(15,322)	(3,282)	(23,792)

Net cash provided by (used in) investing activities	(101,435)	(15,600)	(1,538)	(118,573)

Cash flows from financing activities
Proceeds from exercise of options to purchase common stock	9,640	—	—	9,640
Excess tax benefit from stock-based compensation	8,161	—	—	8,161
Intercompany transfers	77,878	(80,159)	2,281	—

Net cash provided by (used in) financing activities	95,679	(80,159)	2,281	17,801

Effect of exchange rate changes on cash and cash equivalents	—	(96)	(9,258)	(9,354)

Net increase (decrease) in cash and cash equivalents	(13,893)	(3,330)	26,191	8,968
Cash and cash equivalents at beginning of period	174,337	19,977	98,011	292,325

Cash and cash equivalents at end of period	$160,444	$16,647	$124,202	$301,293

Condensed Consolidating Statement of Cash Flows

Nine months ended September 30, 2014

(In thousands)

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Total
Cash flows from operating activities
Net cash provided by (used in) operating activities	$12,047	$77,820	$21,548	$111,415

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	(17,847)	—	(17,847)
Change in restricted cash	—	—	166	166
Purchases of intangibles and other assets	—	(303)	—	(303)
Purchases and sales of non-marketable investments	(10,135)	—	—	(10,135)
Purchases of short-term investments	(473,331)	—	—	(473,331)
Proceeds from maturities and redemptions of marketable securities	23,048	—	—	23,048
Proceeds from sales of marketable securities	4,358	—	—	4,358
Net settlement of foreign currency forwards	(113)	—	(11,898)	(12,011)
Purchases of property and equipment	(276)	(19,486)	(694)	(20,456)

Net cash used in investing activities	(456,449)	(37,636)	(12,426)	(506,511)

Cash flows from financing activities
Proceeds from borrowings on convertible senior notes, net	390,978	—	—	390,978
Proceeds from issuance of warrants	38,278	—	—	38,278
Purchase of convertible note hedge	(85,853)	—	—	(85,853)
Other financing activities	(919)	—	—	(919)
Proceeds from exercise of options to purchase common stock	22,827	—	—	22,827
Excess tax benefit from stock-based compensation	2,583	—	—	2,583
Intercompany tranfers	34,000	(37,500)	3,500	—

Net cash provided by (used in) financing activities	401,894	(37,500)	3,500	367,894

Effect of exchange rate changes on cash and cash equivalents	—	(16)	(5,287)	(5,303)

Net increase (decrease) in cash and cash equivalents	(42,508)	2,668	7,335	(32,505)
Cash and cash equivalents at beginning of period	213,213	22,613	88,782	324,608

Cash and cash equivalents at end of period	$170,705	$25,281	$96,117	$292,103